Exhibit (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-85111 on Form N-1A of our report dated February 29, 2008, relating to the financial statements and financial highlights of Seligman Asset Allocation Series, Inc., including the Seligman Asset Allocation Aggressive Growth Fund, Seligman Asset Allocation Growth Fund, Seligman Asset Allocation Moderate Growth Fund and Seligman Asset Allocation Balanced Fund, appearing in the Annual Report on Form N-CSR of Seligman Asset Allocation Series, Inc., for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

April 28, 2008